Exhibit 99.1
FOR IMMEDIATE RELEASE

Cardinal Health Reports First Quarter Fiscal 2022 Results

•Revenue increased 13% to $44.0 billion
•GAAP1 operating earnings were $415 million, GAAP diluted EPS were $0.94
•Non-GAAP operating earnings decreased 15% to $527 million, non-GAAP diluted EPS decreased 15% to $1.29
•Board of Directors approved a 3-year authorization to repurchase up to an additional $3 billion of Cardinal Health common shares
•FY22 non-GAAP EPS guidance reaffirmed, long-term financial targets announced

DUBLIN, Ohio, November 9, 2021 - Cardinal Health (NYSE: CAH) today reported first quarter fiscal year 2022 revenues of $44.0 billion, an increase of 13% from the first quarter of last year. First quarter GAAP operating earnings were $415 million and GAAP diluted earnings per share (EPS) were $0.94. Prior year first quarter GAAP results included an operating loss of $624 million due to a $1.0 billion pretax accrual related to opioid litigation. Non-GAAP operating earnings decreased 15% to $527 million in the quarter, primarily due to a decline in Medical segment profit. Non-GAAP diluted earnings per share decreased 15% to $1.29.

“Our first quarter results were in line with our expectations,” said Mike Kaufmann, CEO of Cardinal Health. “We are reaffirming our full-year non-GAAP EPS guidance, despite our expectation that we will see greater inflationary pressures in the Medical segment for the remainder of the year, which we are taking action to mitigate. With an additional $3 billion share repurchase authorization and our commitment to our dividend, we are positioned to return capital to shareholders, while prioritizing investment in our growth businesses, technology and digital transformation, simplifying our operating model, and strengthening our core businesses,” Kaufmann concluded.

Q1 FY22 summary

	Q1 FY22		Q1 FY21		Y/Y
Revenue	$44.0	billion	$39.1	billion	13%
Operating earnings/(loss)	$415	million	$(624)	million	N.M.
Non-GAAP operating earnings	$527	million	$618	million	(15)%
Net earnings/(loss) attributable to Cardinal Health, Inc.	$271	million	$(253)	million	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$372	million	$445	million	(17)%
Effective Tax Rate	26.3%		61.8%[2]
Non-GAAP Effective Tax Rate	24.2%		23.1%
Diluted EPS attributable to Cardinal Health, Inc.	$0.94		$(0.86)		N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.29		$1.51		(15)%

Cardinal Health

Segment results

Pharmaceutical segment

	Q1 FY22		Q1 FY21		Y/Y
Revenue	$39.8	billion	$35.1	billion	13%
Segment profit	$406	million	$402	million	1%
First-quarter revenue for the Pharmaceutical segment increased 13% to $39.8 billion, driven primarily by branded pharmaceutical sales growth from large Pharmaceutical Distribution and Specialty customers.

Pharmaceutical segment profit increased 1% to $406 million in the first quarter. This reflects an improvement in volumes compared to the prior year, which was adversely impacted by COVID-19. This improvement was largely offset by investments in technology enhancements.

Medical segment

	Q1 FY22		Q1 FY21		Y/Y
Revenue	$4.1	billion	$4.0	billion	5%
Segment profit	$123	million	$230	million	(46)%
First-quarter revenue for the Medical segment increased 5% to $4.1 billion, driven primarily by PPE sales. This was partially offset by the divestiture of the Cordis business.

Medical segment profit decreased 46% to $123 million in the first quarter primarily due to elevated supply chain costs. To a lesser extent, this also reflects the divestiture of the Cordis business as well as net favorability in the prior year attributed to COVID-19.

Fiscal year 2022 outlook1
The company reaffirmed its fiscal year 2022 guidance range for non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. of $5.60 to $5.90.

This guidance includes an update to Medical segment profit outlook to mid-single to low-double digit percentage decline, from low-double digit percentage growth. This update reflects net incremental elevated supply chain costs of approximately $100 million to $125 million. Additionally, the company updated expectations for its fiscal 2022 non-GAAP effective tax rate to 23% to 25%, from 23.5% to 25.5%, and its diluted weighted average shares outstanding to 280 million to 282 million, from 287 million to 292 million.

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

Long-term financial targets
The company announced long-term segment profit targets of low to mid-single digit growth in the Pharmaceutical segment and mid to high-single digit growth in the Medical segment. The company is also targeting to average a double-digit combined Non-GAAP EPS growth and dividend yield.

Recent highlights
•Cardinal Health Board of Directors approved a 3-year authorization to repurchase up to an additional $3 billion of Cardinal Health common shares, which will expire on December 31, 2024.
•Cardinal Health, along with pharmaceutical distribution peers, announced that enough states have agreed to participate in the previously announced proposed settlement agreement to proceed to the next phase, which is the subdivision sign-on period.
•Cardinal Health announced a comprehensive talent strategy to increase representation of diverse employees at the manager level and above by 2030 and established a goal to reduce Scope 1 and Scope 2 greenhouse gas emissions 50% by 2030.
•Cardinal Health announced that it has extended its agreements with CVS Health to distribute pharmaceuticals to retail pharmacies and distribution centers through June 30, 2027.

Cardinal Health

•Cardinal Health announced an agreement with TerraPower that will help develop and produce Actinium-225, which will be utilized in drug trials involving targeted alpha therapy for diseases such as breast, prostate, colon and neuroendocrine cancers, melanoma and lymphoma.
•Cardinal Health announced its efforts to commercialize and broaden access to over-the-counter rapid COVID-19 tests through partnerships with Abbott and Quidel Corporation.

Upcoming webcasted investor events
•Credit Suisse 30th Annual Healthcare Conference at 10:30 a.m. EST, November 10, 2021
•J.P. Morgan 40th Annual Healthcare Conference on January 10-13, 2022

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. EST to discuss first quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available until November 8, 2022.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for health care facilities. With 50 years in business, operations in more than 35 countries and approximately 44,000 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Contacts
Media: Erich Timmerman, Erich.Timmerman@cardinalhealth.com and 847.887.1487
Investors: Kevin Moran, Kevin.Moran@cardinalhealth.com and 614.757.7942

1 GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.
2 The first quarter fiscal 2021 GAAP effective tax rate included the tax effects of opioid litigation charges in the calculation of the company’s estimated annual effective tax rate which increased the amount of GAAP tax benefit in the first quarter of fiscal 2021 by approximately $450 million.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue, "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from the ongoing COVID-19 pandemic and our critical role in the global healthcare supply chain, including our ability to recoup or mitigate cost increases and inflation, including costs to source certain personal protective or other equipment, increased costs for transportation, shipping, freight and commodities, reduced price or demand for certain products, which may result in additional inventory reserves, possible workforce issues resulting from COVID-19 vaccine mandates and the possible impact of disruptions of our distribution or manufacturing facilities; competitive pressures in Cardinal Health's various lines of business; the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health; risks associated with the distribution of opioids, including

Cardinal Health

the financial impact associated with the proposed settlement agreement and process we have negotiated with governmental authorities, including the risk that we may fail to reach a final settlement agreement or that a significant number of states and subdivisions may not agree to sign on the proposed settlement agreement, the risk that challenges to our plans to take tax deductions for opioid-related losses could adversely impact our financial results and risks arising from the Department of Justice investigation which we believe concerns our anti-diversion program; risks associated with the manufacture and sourcing of certain products, including risks related to our ability and the ability of third-party manufacturers to comply with applicable regulations; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; and risks associated with our cost savings initiatives including the possibility that they could fail to achieve the intended results. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management’s views as of November 9, 2021. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement. Forward-looking statements are aspirational and not guarantees or promises that goals, targets or projections will be met, and no assurance can be given that any commitment, expectation, initiative or plan in this report can or will be achieved or completed. Cardinal Health provides definitions and reconciliations of non-GAAP financial measures and their most directly comparable GAAP financial measures at ir.cardinalhealth.com.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings/(Loss) (Unaudited)

	First Quarter
(in millions, except per common share amounts)	2022	2021		% Change
Revenue	$43,968	$39,065		13%
Cost of products sold	42,326	37,350		13%
Gross margin	1,642	1,715		(4)%

Operating expenses:
Distribution, selling, general and administrative expenses	1,114	1,137		(2)%
Restructuring and employee severance	18	37
Amortization and other acquisition-related costs	79	118
Impairments and (gain)/loss on disposal of assets, net	(2)	9
Litigation (recoveries)/charges, net [1]	18	1,038
Operating earnings/(loss)	415	(624)		N.M.

Other (income)/expense, net	(4)	(7)
Interest expense, net	40	45		(11)%
Loss on early extinguishment of debt	10	1
Earnings/(loss) before income taxes	369	(663)		N.M.

Provision for/(benefit from) income taxes [2]	97	(410)		N.M
Net earnings/(loss)	272	(253)		N.M

Less: Net earnings attributable to noncontrolling interests	(1)	—
Net earnings/(loss) attributable to Cardinal Health, Inc.	$271	$(253)		N.M.

Earnings/(loss) per common share attributable to Cardinal Health, Inc.:
Basic	$0.94	$(0.86)		N.M.
Diluted	0.94	(0.86)	[3]	N.M.

Weighted-average number of common shares outstanding:
Basic	287	293
Diluted	289	293
1 Litigation (recoveries)/charges, net includes a pre-tax charge of $1.02 billion recorded in the first quarter of fiscal 2021 related to the opioid litigation.
2 For fiscal 2021, including the tax effects of opioid litigation charges in the calculation of the estimated annual effective tax rate increased the amount of tax benefit in the first quarter by approximately $450 million.
3 Due to the net loss during the first quarter of fiscal 2021, potentially dilutive common shares have not been included in the denominator of the dilutive per share computation due to their anti-dilutive effect.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in millions)	September 30, 2021	June 30, 2021
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$2,463	$3,407
Trade receivables, net	9,305	9,103
Inventories, net	14,720	14,594
Prepaid expenses and other	3,243	2,843
Assets held for sale	—	1,101
Total current assets	29,731	31,048

Property and equipment, net	2,336	2,360
Goodwill and other intangibles, net	10,005	10,094
Other assets	921	951
Total assets	$42,993	$44,453

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$23,408	$23,700
Current portion of long-term obligations and other short-term borrowings	301	871
Other accrued liabilities	2,790	2,957
Liabilities related to assets held for sale	—	96
Total current liabilities	26,499	27,624

Long-term obligations, less current portion	5,353	5,365
Deferred income taxes and other liabilities	9,745	9,670

Total shareholders’ equity	1,396	1,794
Total liabilities and shareholders’ equity	$42,993	$44,453

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	First Quarter
(in millions)	2022	2021
Cash flows from operating activities:
Net earnings/(loss)	$272	$(253)

Adjustments to reconcile net earnings/(loss) to net cash provided by/(used in) operating activities:
Depreciation and amortization	168	205
Impairments and (gain)/loss on disposal of assets, net	(2)	9
Loss on early extinguishment of debt	10	—
Share-based compensation	24	28
Provision for bad debts	12	16
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
Increase in trade receivables	(214)	(388)
Increase in inventories	(129)	(245)
Increase/(decrease) in accounts payable	(292)	313
Other accrued liabilities and operating items, net	(495)	585
Net cash provided by/(used in) operating activities	(646)	270

Cash flows from investing activities:
Proceeds from divestitures, net of cash transferred, and disposal of property and equipment	927	—
Additions to property and equipment	(67)	(78)
Purchases of investments	(2)	(17)
Proceeds from investments	4	1
Net cash provided by/(used in) investing activities	862	(94)

Cash flows from financing activities:
Reduction of long-term obligations	(587)	(40)
Net tax withholdings from share-based compensation	(28)	(12)
Dividends on common shares	(149)	(146)
Purchase of treasury shares	(500)	—
Net cash used in financing activities	(1,264)	(198)

Effect of exchange rates changes on cash and equivalents	(5)	(3)
Cash reclassified from assets held for sale	109	—

Net decrease in cash and equivalents	(944)	(25)
Cash and equivalents at beginning of period	3,407	2,771
Cash and equivalents at end of period	$2,463	$2,746

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

First Quarter

(in millions)	2022	2021	(in millions)	2022	2021
Pharmaceutical			Medical

Revenue			Revenue
Amount	$39,822	$35,112	Amount	$4,149	$3,957
Growth rate	13%	5%	Growth rate	5%	1%

Segment profit			Segment profit
Amount	$406	$402	Amount	$123	$230
Growth rate	1%	1%	Growth rate	(46)%	36%
Segment profit margin	1.02%	1.14%	Segment profit margin	2.97%	5.81%

The sum of the components and certain computations may reflect rounding adjustments.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)	Provision for/		Net			Diluted
		Margin		SG&A2	Operating	Earnings	Before	(Benefit from)	Net	Earnings[3]	Effective		EPS[3]
	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A2	Rate	(Loss)	Rate	Taxes	Taxes	(Loss)[3]	Rate	Rate	EPS[3,4]	Rate
	First Quarter 2022
GAAP	$1,642	(4)%	$1,114	(2)%	$415	N.M.	$369	$97	$271	N.M.	26.3%	$0.94	N.M.
Restructuring and employee severance	—		—		18		18	4	14			0.04
Amortization and other acquisition-related costs	—		—		79		79	21	58			0.20
Impairments and (gain)/loss on disposal of assets	—		—		(2)		(2)	(10)	8			0.03
Litigation (recoveries)/charges, net	—		—		18		18	4	14			0.05
Loss on early extinguishment of debt	—		—		—		10	3	7			0.03
Non-GAAP	$1,642	(4)%	$1,114	1%	$527	(15)%	$491	$119	$372	(17)%	24.2%	$1.29	(15)%
	First Quarter 2021
GAAP	$1,715	2%	$1,137	3%	$(624)	N.M	$(663)	$(410)	$(253)	N.M	61.8%	$(0.86)	N.M
Surgical gown recall costs/(income)	2		3		(1)		(1)	—	(1)			—
State opioid assessment related to prior fiscal years	—		(41)		41		41	10	31			0.10
Restructuring and employee severance	—		—		37		37	9	28			0.09
Amortization and other acquisition-related costs	—		—		118		118	29	89			0.30
Impairments and (gain)/loss on disposal of assets, net	—		—		9		9	16	(7)			(0.02)
Litigation (recoveries)/charges, net[5]	—		—		1,038		1,038	479	559			1.91
Loss on early extinguishment of debt			—		—		1	1	—			—
Non-GAAP	$1,717	2%	$1,099	—%	$618	7%	$580	$134	$445	18%	23.1%	$1.51	19%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4First quarter fiscal 2021 GAAP diluted loss per share attributable to Cardinal Health, Inc. ("GAAP diluted EPS") and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 293 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the quarter. First quarter fiscal 2021 non-GAAP diluted EPS is calculated using a weighted average of 295 million common shares, which includes potentially dilutive shares.
5Litigation (recoveries)/charges, net includes a pre-tax charge of $1.02 billion recorded in the first quarter of fiscal 2021 related to the opioid litigation. For fiscal 2021, including the tax effects of the opioid litigation charge in the calculation of the estimated annual effective tax rate increased the amount of tax benefit in the first quarter by approximately $450 million.

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:
•LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.
•Surgical gown recall costs or income includes inventory write-offs and certain remediation and supply disruption costs, net of related insurance recoveries, arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation ("AAMI") Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. Income from surgical gown recall costs represents insurance recoveries of these certain costs. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.
•State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals when the underlying assessments were invalidated by a Court or reimbursed by manufacturers.
•Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.
•Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.
•Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.
•Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount. During fiscal 2021, we incurred a tax benefit related to a carryback of a net operating loss. Some pre-tax amounts, which contributed to this loss, relate to litigation charges. As a result, we allocated substantially all of the tax benefit to litigation charges.
•Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

•(Gain)/Loss on sale of equity interest in naviHealth was incurred in connection with the sale of our remaining equity interest in naviHealth in fiscal 2020. The equity interest was retained in connection with the initial sale of our majority interest in naviHealth during fiscal 2019. We exclude this significant gain because gains or losses on investments of this magnitude do not typically occur in the normal course of business and are similar in nature to a gain or loss from a divestiture of a majority interest, which we exclude from non-GAAP results. The gain on the initial sale of our majority interest in naviHealth in fiscal 2019 was also excluded from our non-GAAP measures.
•Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and subsequent adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings.
The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2022 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $0.75 to $18.06, which includes a $17.54 charge related to the opioid litigation we recognized in fiscal 2020. The excluded items for fiscal 2022 impacted the Company's first quarter EPS by $0.35.

Definitions

Growth rate calculation: growth rates in this report are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Interest and Other, net: other (income)/expense, net plus interest expense, net.
Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general, and administrative expenses).
Segment Profit margin: segment profit divided by segment revenue.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits) and surgical gown recall costs/(income).
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding surgical gown recall costs/(income) and state opioid assessment related to prior fiscal years.
Non-GAAP operating earnings: operating earnings/(loss) excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, and (7) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings/(loss) before income taxes excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings/(loss) attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth, each net of tax, and (10) transitional tax benefit, net.
Non-GAAP effective tax rate: provision for/(benefit from) income taxes adjusted for (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth, each net of tax, and (10) transitional tax benefit, net divided by (earnings before income taxes adjusted for the first nine items).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.